                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 18, 2001, relating to the financial statements and financial highlights which appear in the August 31, 2001 Annual Reports to Shareholders of International Equity Portfolio, Capital Growth Portfolio, Growth and Income Portfolio, Asset Allocation Portfolio, U.S. Government Income Portfolio and Money Market Portfolio (separate portfolios of Mutual Fund Variable Annuity Trust) which are also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the headings "Financial Highlights", "Independent Accountants", and "Financial Statements" in such Registration Statement.

PriceWaterhouseCoopers LLP

New York, New York
December 21, 2001